EXHIBIT 10.9

ESCO TECHNOLOGIES INC.

PERFORMANCE COMPENSATION PLAN

FOR CORPORATE AND SUBSIDIARY OFFICERS AND KEY MANAGERS

Adopted August 2, 1993

Amended and Restated As of October 1, 1995

Fifth Sentence of Section V Amended on November 9, 2000

Restated on November 28, 2000 to Reflect Name Change

Restated on November 25, 2002 to Reflect Changes to Sections VII, IX and XI-E

Amended on October 3, 2007 to Make Changes to Sections V, VI, VII and IX

Amended on February 4, 2010 to Add Sections XII and XIII

Amended on November 11, 2010 to Replace Sections XII and XIII with a New Section XII

Amended and Restated on August 8, 2012

I.     PURPOSE

The purpose of this ESCO Technologies Inc. Performance Compensation Plan for Corporate and Subsidiary Officers and Key Managers is to provide an annual incentive plan for selected corporate and subsidiary officers and key managers which is based upon their performance, the performance of the Company, and/or the performance of its Subsidiaries during a Fiscal Year. In particular, the plan is designed to (a) pay such employees a portion of their total compensation on the basis of their performance during a given Fiscal Year, (b) tie Subsidiary management to performance objectives for a given fiscal year, and to tie Corporate officers to specific individual and Company performance objectives, and (c) stay competitive with general industry trends in executive compensation.

II.    DEFINITIONS

The following words shall have the following meanings unless the context clearly requires otherwise:

A.     “Board of Directors” means the Board of Directors of ESCO Technologies Inc.

B.     “Executive Compensation Executive” means the Executive Compensation Executive of ESCO Technologies Inc.

C.     “Chief Executive Officer” means the Chief Executive Officer of ESCO Technologies Inc.

D.     “Committee” means the Human Resources and Compensation Committee of the Board of Directors of ESCO Technologies Inc. which is comprised of members who are not eligible to participate in the Plan.

E.     “Company” means ESCO Technologies Inc., a Missouri Corporation.

F.     “Fiscal Year” means the fiscal year of the Company which is currently the twelve-month period ending September 30.

G.     “Participant” means those employees who have been selected by the Committee upon recommendation of the Chief Executive Officer to participate in the Plan.

H.     “Performance Compensation Award” or “Award” means the target amount a Participant is eligible to receive under the Plan.

I.     “Performance Compensation Payment” or “Payment” means the payment made to a Participant under the Plan.

J.     “Plan” means this ESCO Technologies Inc. Performance Compensation Plan for Corporate, Subsidiary and Division Officers and Key Managers.

K.          “Subsidiary” means any corporation or partnership more than 50% of which is owned directly or indirectly by the Company.

III.   ELIGIBILITY

Participation in the Plan shall be limited to those employees of the Company and Subsidiaries as the Committee shall determine upon recommendation by the Chief Executive Officer. Upon approval by the Committee, the Executive Compensation Executive shall make arrangements to ensure that each Participant is notified of the amount of his or her Performance Compensation Award. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion, layoff, disability, death, new hire, termination, or retirement.

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IV.   DETERMINATION OF MINIMUM AMOUNT PAYABLE

Prior to the end of each Fiscal Year, the Committee, after consultation with the Executive Compensation Executive and on behalf of the Board of Directors of the Company and the Board of Directors of each Subsidiary, shall determine the minimum aggregate payment under the Plan for such Fiscal Year to be made by the Company and each Subsidiary.

V.    DETERMINATION OF PERFORMANCE COMPENSATION AWARD PAYMENTS

As soon as practicable after the end of each Fiscal Year, the Performance Compensation Payment amount for each Participant for such Fiscal Year shall be determined. The Chief Executive Officer shall submit a proposed Performance Compensation Payment summary for each Subsidiary and the Company to the Committee based upon the performance of the Participants employed by such Subsidiary or the Company, as applicable, during the Fiscal Year; provided, that the Committee may, following such submission, consider the further recommendations of the Chief Executive Officer. Final determination of the amount of each Participant’s Performance Compensation Payment (if any) as well as the total payment under the Plan for each Fiscal Year shall be the responsibility of the Committee. The recommended Performance Compensation Payment to a Participant may be denied, or adjusted upward or downward by the Committee, as, in the Committee’s sole judgment, is prudent based upon its assessment of the Participant’s performance and Corporate or Subsidiary performance during the Fiscal Year. Performance Compensation Payments for Participants shall be based upon predetermined performance criteria and/or targets which may include Corporate, Subsidiary or individual performance targets, except that Performance Compensation Payments for Participants who were hired by the Company or a Subsidiary during the Fiscal Year may be totally discretionary as determined by the Committee. However, total Performance Compensation Payments under the Plan shall be no less than the minimum determined by the Committee in accordance with Section IV.

Once approved by the Committee, the Executive Compensation Executive shall take the necessary actions to notify each Participant of the amount of his or her Performance Compensation Payment.

VI.   MANNER OF AND TIME FOR PAYMENTS.

Performance Compensation Payments will be made in cash by November 30th following the end of each Fiscal Year.

VII.  DESIGNATION OF BENEFICIARY

If a Participant dies after the end of the Fiscal Year but prior to receiving the entire amount due under the Plan for such Fiscal Year, if any, such unpaid amounts will be paid in a lump sum to his or her beneficiary at the time such amounts would have been paid to the Participant pursuant to Section VI.

Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event the Participant has not designated a beneficiary, or in the event a beneficiary predeceases the Participant, the amounts otherwise payable to such beneficiary shall be paid to the person in, or divided equally among, the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such Participant:

(a)    the Participant’s spouse

(b)    the Participant’s children

(c)    the Participant’s executors or administrators.

The share payable to any minor pursuant to the provisions hereof may be paid to such adult or adults as, in the opinion of the Executive Compensation Executive, have assumed the custody and principal support of such minor.

VIII.  ADMINISTRATION OF THE PLAN

The overall administration and control of the Plan, including the determination of the minimum aggregate payment under the Plan for each Fiscal Year and a final determination of Payments to each Participant, is the responsibility of the Committee. The Executive Compensation Executive shall be responsible for implementing the actions required under the Plan.

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IX.   VESTING

A Participant must be in the employ of the Company or Subsidiary through the last day of the Fiscal Year with respect to which a Performance Compensation Award is granted in order to be considered for Payment of such an Award by the Committee. Such Participant must also (subject to specific Committee action to the contrary as hereinafter set forth in this Section IX) be an employee of the Company or Subsidiary on the date the Award is payable pursuant to Section VI hereof. The final determination as to Awards to be granted and the Payments made shall be made by the Committee. Notwithstanding any other provision hereof, and in accordance with this Section IX, in the event that, before or after the end of the Fiscal Year, Participant’s employment is terminated without cause, by the Company due to a layoff, death or disability, or by the Participant, due to retirement at of after the age of 60, the Committee shall have the sole discretion as to whether any Award payment shall be made, and if so, the amount of such Payment, and any such amount shall be paid at the time determined pursuant to Section VI.

X.     AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Committee.

XI.   MISCELLANEOUS

A.     All payments under the Plan shall be made from the general assets of the Company or Subsidiary. To the extent any person acquires a right to receive a Payment under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

B.     Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

C.     Except as provided for in Section XII, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

D.     Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company or Subsidiary nor to limit the right of his or her employer to discharge the Participant at any time, with or without cause.

E.     The Plan shall be construed and administered in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of law which might otherwise apply.

XII.  COVENANTS.

In the event a Participant, during the period commencing with any Performance Compensation Payment and ending two (2) years after receipt of such Payment but in any event at all times during the term of employment:

(a)	as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business or becomes involved in any business activity, which is (i) competitive with the business of the Company (or any affiliate of the Company), as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which the Participant is engaged in the course of the Participant’s employment with the Company (or any affiliate of the Company);

(b)	as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, recruits, solicits or hires, or assists anyone else in recruiting, soliciting or hiring, any employee of the Company (or any affiliate of the Company), for employment with any competitor of the Company;

(c)	induces or attempts to induce, or assists anyone else to induce or attempt to induce, any customer of the Company (or any affiliate of the Company), to discontinue its business with the Company (or with any affiliate of the Company);

(d)	engages in the unauthorized use or disclosure of confidential information or trade secrets of the Company (or any affiliate of the Company) resulting in harm to the Company (or any affiliate of the Company); or

(e)	engages in intentional misconduct resulting in a financial restatement or in an increase in the Participant’s incentive or equity compensation (such conduct described in subsections (a) through (e) referred to herein as “Misconduct”);

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the Company shall be entitled to recover from the Participant any Performance Compensation Payments made to the Participant during any period for which restatement of the Company’s financials is required in the event of Misconduct resulting in a restatement of financials described in subsection (e) above but not to exceed three years and for a three-year period preceding such Misconduct or preceding the Company’s discovery of such Misconduct in the case of Misconduct described in subsections (a) through (d) and subsection (e) pertaining to intentional Misconduct resulting in an increase in Participant’s incentive or equity compensation above. The Committee shall have sole discretion in determining the amount that shall be recovered from the Participant under this Section XII provided that to the extent Performance Compensation Payments have been recovered by the Company under the Company’s Dodd Frank Act Recovery Policy such amounts shall not be recoverable pursuant to this Section XII.

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